Exhibit 99.3

SATISFACTION OF PROMISSORY NOTE

KNOW ALL MEN BY THESE PRESENTS:  That I, Oliver Kendall Kelley, a Texas resident (herein, “Payee”), the holder of a certain Promissory Note executed by Apollo LNG, Inc., a Texas corporation and Apollo Resources International, Inc., a Utah corporation (collectively herein, “Maker”), bearing date the 30th  day of November 2005 in the original principal amount of six-million and no/100 ($6,000,000.00) U.S. dollars (herein, “Note”) hereby acknowledge full payment and satisfaction of said Note and surrender the same as canceled, and hereby direct Maker to cancel the same of record.

IN WITNESS WHEREOF, the undersigned has set his hands and seals as of this 17th day of November 2006.

Oliver Kendall Kelley
/s/ Oliver Kendall Kelley
Oliver Kendall Kelley

STATE OF TEXAS
COUNTY OF

The foregoing instrument was acknowledged before me this 17th day of November 2006, by  Oliver Kendall Kelley.

Personally known                 Or Produced Identification
Type of Identification Provided

Notary Public
Serial Number:
My Commission Expires:

Note:

Parties	Amount Due	Per Share Price	ARII Shares Issued as Currency for Repayment in Full
Oliver Kendall Kelley (“Payee”)	$5,000,000.00	$0.25	20,000,000

Apollo Resources International, Inc. (“Maker”)

Apollo LNG, Inc. (“Maker”)